EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, February 14, 2018


CHICAGO, ILLINOIS - February 14, 2018 - Ellen R. Gordon,
Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2017 net sales and net earnings.

Fourth quarter 2017 net sales were $125,179,000 compared to $124,279,000 in fourth quarter 2016, an increase of $900,000 or 0.7%.
Fourth quarter 2017 net earnings were $31,985,000 compared to $17,841,000 in fourth quarter 2016, and net earnings per share were $.51 and $.28 in fourth quarter 2017 and 2016, respectively, an increase of $.23 per share or 82%. Fourth quarter 2017 net earnings includes a favorable deferred income tax accounting adjustment of $20,318,000 or $.32 per share resulting from the estimated impact of the enactment of the U.S. Tax Cuts and Jobs Act (U.S. tax reform) in December 2017.

Twelve months 2017 net sales were $515,674,000 compared to $517,373,000 in twelve months 2016, a decrease of $1,699,000 or 0.3%. Twelve months 2017 net earnings were $80,864,000 compared to $67,510,000 in twelve months 2016, and net earnings per share were $1.28 and $1.05 in twelve months 2017 and 2016, respectively, an increase of $.23 per share or 22%. Twelve months 2017 net earnings also includes a favorable deferred income tax adjustment of $20,318,000 or $.32 per share from U.S. tax reform.

Mrs. Gordon said, "The effects of a stronger U.S. dollar and related currency translation of foreign sales contributed to lower sales of approximately $2,050,000 in twelve months 2017, primarily in fourth quarter 2017. Fourth quarter and twelve months results were adversely affected by higher costs and expenses for ingredients, packaging materials, manufacturing plant overhead, freight and delivery, marketing and sales expenses relating to new product development and packaging changes to comply with product labeling requirements, and declines in results from foreign subsidiaries. Many of these increased costs and expenses accelerated in fourth quarter 2017. Continuing improvements in manufacturing plant efficiencies driven by capital investments and ongoing cost containment programs mitigated some of these higher costs and expenses. In addition, fourth quarter and twelve months 2017 pre-tax results reflect a charge of $2,371,000 relating to the impairment of assets of a foreign subsidiary. The Company's fourth quarter and twelve months 2017 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding.

In connection with the enactment of U.S. tax reform in December 2017, the Company recorded a net tax benefit of $20,318,000, or $.32 per share, during the fourth quarter of 2017. This reflects the estimated accounting adjustment from the revaluation of net deferred income tax liabilities based on the new lower U.S corporate income tax rate effective January 1, 2018."

















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2017 & 2016

                                             FOURTH QUARTER ENDED
                                            2017              2016

Net Product Sales                      $ 125,179,000     $ 124,279,000

Net Earnings                           $  31,985,000     $  17,841,000

Net Earnings Per Share   *                 $ .51             $ .28

Average Shares Outstanding *              62,837,000        63,708,000


                                               TWELVE MONTHS ENDED
                                            2017              2016

Net Product Sales                      $ 515,674,000     $ 517,373,000

Net Earnings                           $  80,864,000      $ 67,510,000

Net Earnings Per Share   *                 $1.28             $1.05

Average Shares Outstanding *              63,179,000        64,086,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 17, 2017 and April 8, 2016.